Exhibit 99.1

FOR IMMEDIATE RELEASE

Cintas Corporation Announces Anticipated Sales and Earnings
for the Second Quarter and Fiscal Year

        CINCINNATI, November 14/PRNewswire/ -- Cintas Corporation (Nasdaq: CTAS). Robert J. Kohlhepp, Cintas’ Chief Executive Officer stated, “Our financial results through October, 2001, cause us to believe that our second quarter and fiscal 2002 results may be slightly below analysts’ expectations. While we anticipate the revenue from the rental of uniforms and other products will be up a respectable 10%, we have experienced an unusual decline in our uniform sales division, which sells highly-customized uniforms to the hospitality, restaurant, gaming, airline and transportation industries. Most of our customers in these business segments are experiencing much lower than normal business since the September 11th attack. This has caused them to delay their purchase of uniforms. We do not foresee this pattern changing in the short-term”

        The Company anticipates that rental revenue will increase approximately 10% for its second quarter ending November 30, 2001. Cintas’ other services revenue, which includes primarily the sale of uniforms, is expected to decline approximately 13% from the second quarter last fiscal year. Total revenue is expected to approximate $555 to $560 million, up 3 to 4% versus the same period a year ago. Because of the disappointing revenue from the sale of uniforms, Cintas profits will also be affected in the quarter. Diluted earnings per share are expected to be in a range of $.33 to $.34 per share compared to $.33 per share last year.

        For the fiscal year ending May 31, 2002, the Company anticipates revenue in a range of $2.32 to $2.36 billion. This represents an increase over the previous fiscal year of 7 to 9%. Earnings per share are expected to be in a range of $1.39 to $1.43, representing an increase of 7 to 10% over the previous fiscal year.

        Mr. Kohlhepp also stated, “In the second quarter of last fiscal year, our company had a healthy 21% increase in the uniform sale business. Our second quarter of this fiscal year is up against some tough comparisons to our prior year. We expect our uniform sales results and total sales results to improve in the third and fourth quarters. The comparisons will be more favorable in the last half of our fiscal year because the declining economy began to negatively affect our business in January, 2001. The Company has taken many steps to reduce costs and improve productivity. We anticipate these measures will allow us to show meaningful improvement in profits later in this fiscal year.”

        Mr. Kohlhepp continued, “The rental of uniforms and other products has performed relatively well in this weak economic environment. The Company continues to invest in aggressive sales and marketing programs in order to realize future growth objectives. We are pleased by the fact that the vast majority of our uniform rental operations in North America are showing positive growth in sales and profits. As a matter of fact, even in this difficult economic environment, Cintas’ rental division has written more new business and added more new customers than ever before. The importance of being properly identified in a corporate identity uniform program is more important today than ever. All of us at Cintas have a renewed commitment to our principal objective, which is to maximize the long-term value of Cintas for our shareholders and partners by exceeding our customers’ expectations. We are confident that fiscal 2002 will be our 33rd consecutive year or record sales and profits.”

        Headquartered in Cincinnati, Cintas Corporation is the leader in the corporate identity uniform industry providing uniforms to a wide variety of industries nationwide. The Company also provides a range of outsourcing services including entrance mats, sanitation supplies, cleanroom services and first aid and safety products and services. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a component of the Standard & Poor’s 500 Index. The Company, which has achieved 32 consecutive years of growth in sales and earnings, to date, was recently named the top outsourcing services provider in Fortune Magazine’s 2001 “America’s Most Admired Companies” survey.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. This news release contains forward-looking statements that reflect the Company’s current views as to future events and financial performance with respect to its operations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, the outcome of pending environmental matters, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation under the Act to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Vice President-Finance and CFO - 513/573-4211
Karen L. Carnahan, Vice President and Treasurer - 513/573-4013